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                                                                     Exhibit 4.4

                               [IXATA LETTERHEAD]



September 16, 1999

Ms. Lacretia Bachhofer
2250 Regency Point
San Antonio, TX 78231

Dear Ms. Bachhofer,

Congratulations! On the behalf of IXATA.COM and myself, I would like to inform you that as a result of our recent discussions, we are pleased to offer you a position as Manager, Business Development based upon the following:

SALARY: $45,000 per annum

PROBATIONARY PERIOD: 90 Days

COMMISSIONS & BONUS: No commissions are payable. However, you will be eligible for a bonus program that will be determined within 60 days after completion of your probationary period.

STOCK: 5,000 shares will be vested to you upon the successful completion of one year of service. In the event that you fail to complete one year of service, the total value of your shares will be reduced by the prorated value of the difference between your employment start date and your departure date. No shares will be earned until you have completed your probationary period. In addition, you will be vested an additional 1,000 shares of stock for every year of service that you completed up to your fifth year of employment. Stock offerings after your fifth year of employment will be as determined by the Board of Directors of IXATA.COM.

STOCK OPTIONS: You will have the right to purchase up to an additional 1,000 shares of stock upon the successful completion of each year of employment up to your fifth year of employment at 80% of the stock value on your employment anniversary date. This stock option is valid for only a ninety-day period of time beginning with the anniversary date of your employment. Stock options after your fifth year of employment will be as determined by the Board of Directors of IXATA.COM.

EMPLOYEE BENEFITS: You will be eligible for the same medical, dental, and 401k plans available to all IXATA.COM employees after successful completion of your probationary period.
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EDUCATIONAL BENEFITS: You will be eligible for tuition reimbursement to an accredited university for company authorized course work with a minimum grade of a "B." Such benefits will become effective after completion of your probationary period.

ASSIGNED DUTIES: Your position as Manager, Business Development will be to accomplish assigned sales, marketing, and business development activities consisting of, but not limited to, the following:

 .   Represent the Executive Vice President, Marketing at assigned meetings, demonstrations, and presentations

 .   Coordinate and generate all proposal, follow-up, and contract activities

 .   Assist in the development and continuation of strategic business partnerships

 .   Develop, publish, and maintain a corporate marketing plan

 .   Be responsible for the weekly generation and publication of sales activities reports

 .   Develop, publish, and organize a sales training program for corporate sales staff

 .   Coordinate all actions and activities of the corporate sales staff

 .   Assist the corporate sales staff in facilitating the support and administration of accounts

 .   Work with the Director, Corporate Communications, to design, develop, and publish sales and marketing materials, press releases and articles

 .   Represent the company at assigned association meetings and conventions

 .   Accomplish research and analysis of sales and marketing efforts

 .   Accomplish sales and marketing activities as assigned

 .   Establish and maintain a customer feedback program

 .   Organize and maintain a corporate communication medium for the transmission of information to sales staff

 .   Manage the central database of corporate accounts and prospects

SPECIAL CONDITIONS: Pending a decision otherwise, you will be permitted to work from your home. IXATA will coordinate with you to either provide you or reimburse you for the necessary equipment and capabilities to conduct business from your home.

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OFFER ACCEPTANCE PERIOD: This offer shall remain valid and effective until
Friday, September 24, 1999.

SUPERVISOR: You will report directly to the Executive Vice President, Marketing.

START DATE: October 4, 1999 or earlier as may be mutually agreed upon by both parties.

We look forward to your acceptance of this offer and your employment with our company. If you have any questions, please do not hesitate to contact the undersigned at 800-473-6748 or via e-mail at

Please indicate your acceptance of this offer below and submit an original signed copy to our office no later than the expiration date of this offer.

Best Regards,


/s/ Robert A. Steiner
---------------------------
Robert A. Steiner
President

RAS/mm

Accepted



/s/ Lacretia Bachhofer
----------------------              ___________________________
Signature                           Date


** Vacation and holiday benefits as discussed with Mr. Steiner; November 26th, December 29th-January 8/th/.

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